Exhibit 10.35

AMENDMENT NO. 3 TO CHILL HOLDINGS, INC.

2008 STOCK INCENTIVE PLAN

(EFFECTIVE AS OF JULY 20, 2010)

This AMENDMENT NO. 3 TO THE CHILL HOLDINGS, INC. 2008 STOCK INCENTIVE PLAN (the “Amendment”) is hereby adopted and approved by the Board of Directors of Goodman Global Group, Inc. (f/k/a Chill Holdings, Inc.) (the “Company”) as of the date set forth above.

Pursuant to the authority granted under Section 15 of the Chill Holdings, Inc. 2008 Stock Incentive Plan, as amended from time to time (the “Plan”), the Board of Directors of the Company hereby amends the Plan as follows:

1. Amendment of Section 3(a) of the Plan. The first sentence of 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof and/or to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law.”

2. New Section 3(d). The following paragraph (d) is hereby added to Section 3 of the Plan:

(d) Authority of the Board. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

3. General. References to the “Plan” contained in the Plan shall mean the Plan as amended by this Amendment. Except as expressly provided herein, the Plan shall remain unchanged and in full force and effect.

Adopted by the Board of Directors of Goodman Global Group, Inc. on July 20, 2010.